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                                                                    Exhibit 21.1


                 SUBSIDIARIES OF MAJESTIC INVESTOR HOLDINGS, LLC

1.  Majestic Investor Capital Corp, a Delaware corporation

2.  Barden Colorado Gaming, LLC, a Colorado limited liability company

3.  Barden Mississippi Gaming, LLC, a Mississippi limited liability company

4.  Barden Nevada Gaming, LLC, a Nevada limited liability company